Exhibit 99.2

Harleysville Group Inc. Increases Quarterly Dividend by 20 Percent

HARLEYSVILLE, Pa.--(BUSINESS WIRE)--The Board of Directors of Harleysville Group Inc. (NASDAQ:HGIC) has increased the company’s regular quarterly cash dividend by 20 percent to $0.30 per share from $0.25 per share. The dividend is payable September 30, 2008, to shareholders of record on September 15, 2008. This marks the 89th consecutive quarter Harleysville Group has paid a dividend since the company went public in 1986.

“The increase in our dividend is a reflection of the progress we’ve demonstrated in the execution of our strategic plan, our ongoing commitment to managing our strong capital position effectively for the benefit of our shareholders and our confidence as we look to the future,” commented Michael L. Browne, Harleysville Group’s president and chief executive officer. “We’re proud of the fact that we’ve paid our shareholders a dividend every quarter since going public 22 years ago and our dividend has increased every year—and up nearly 60 percent over the last two years—which reflects the consistent long-term strength and stability of our organization. Our confidence going forward is further evidenced by the fact that we continue to repurchase our stock and have bought back more than 12 percent of our outstanding shares since June 2007.”

Harleysville Insurance is a leading regional provider of insurance products and services for small and mid-sized businesses, as well as for individuals, and ranks among the top 60 U.S. property/casualty insurance groups based on net written premiums. Harleysville was listed recently as #23 in the InformationWeek 500, the publication’s annual listing of the most innovative information technology organizations in the U.S., and was the highest-ranked property and casualty insurer on the 2007 list. Harleysville Mutual Insurance Company owns 52 percent of Harleysville Group Inc. (NASDAQ:HGIC), a publicly traded holding company for eight regional property/casualty insurance companies collectively rated A- (Excellent) by A.M. Best Company. Harleysville Group is listed on the NASDAQ Global Select Market, which is comprised of the top third of all NASDAQ member companies and has the highest initial listing standards of any exchange in the world based on financial and liquidity requirements. Harleysville Group has paid a dividend every quarter since the company went public in 1986, and was one of 3 percent of public companies recognized with a 2007 Mergent Dividend Achiever Award for its long-term history of dividend increases. Harleysville Insurance—which distributes its products exclusively through independent insurance agencies and reflects that commitment to its agency force by being a Trusted Choice® company partner—currently operates primarily in 32 eastern and midwestern states. Further information can be found on the company’s Web site at www.harleysvillegroup.com.

CONTACT:
Harleysville Group Inc.
Randy Buckwalter, 215-256-5288
cell: 267-718-3766
rbuckwalter@harleysvillegroup.com